SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ELECTRONIC ARTS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

On June 19, 2006, the Board of Directors of Electronic Arts Inc. (the “Company”) authorized, subject to stockholder approval, a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are significantly “underwater” for a lesser number of shares of restricted stock or restricted stock units (the “Exchange Program”). Earlier today, the Exchange Program was submitted by the Company to its stockholders for their approval at the 2006 Annual Meeting of the Stockholders, which will be held on July 27, 2006.

On June 30, 2006, Gabrielle Toledano, the Company’s Senior Vice President, Human Resources, sent an email to holders of eligible options announcing that the Exchange Program had been submitted to stockholders for approval. The text of this email is set forth below.

Upon commencement of the Exchange Program, the Company will provide option holders who are eligible to participate in the exchange with written materials explaining the precise terms and timing of the Exchange Program. The Company will also file these written materials with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement. EMPLOYEES WHO ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE PROGRAM ARE URGED TO READ THESE WRITTEN MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE PROGRAM. The Company’s stockholders and option holders will be able to obtain these written materials, and other documents that will be filed by the Company with respect to the Exchange Offer, free of charge from the SEC’s website at www.sec.gov. In addition, the Company’s stockholders and option holders may obtain free copies of documents filed by the Company with the SEC at http://investor.ea.com, or by directing a request to Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, California 94065, attention: Investor Relations, telephone: (650) 628-7352.

* * *

Text of Email

June 30, 2006

EA ACTION

From Gabrielle Toledano:

We are pleased to announce that we have asked our stockholders to approve a voluntary equity exchange program for employees, where you can choose to exchange certain options that are currently “underwater” for either restricted stock or restricted stock units. We have disclosed this program to our stockholders in our Proxy Statement that we filed today, and I wanted to let you know that we are pursuing this program. The information here is not complete and will likely raise additional questions, but until the program is approved, we cannot provide any more details than are included in the Proxy Statement. If the program is approved by our stockholders at our July 27th Annual Meeting and if you hold eligible options, you will receive detailed information about the Exchange Program shortly thereafter, and you will have until at least late August to decide whether to participate in the exchange.

In authorizing the Exchange Program, EA’s management team and Board of Directors hoped to achieve three goals. First, like many companies, our stock price has experienced significant volatility over the years. As a result, many of us hold options with exercise prices significantly higher than the current market price of our stock. We believe the Exchange Program will strengthen incentives for employees currently holding underwater stock options to remain with the Company and to contribute to our long-term growth and success. Second, we have already begun placing a greater emphasis on the use of restricted stock rights (such as restricted stock units) as an incentive for employees rather than stock options alone. Exchanging options for restricted stock rights is consistent with our new equity programs and philosophy. Lastly, in authorizing a program that will permit employees to exchange certain outstanding stock options for a lesser number of shares of restricted stock or restricted stock units, we hope to reduce the Company’s overhang* of outstanding equity awards, a move we expect to be positively perceived by investors.

Below is a brief summary of the program and a link to our Proxy Statement, which includes more detailed information about the proposed Exchange Program.

Brief Summary of Exchange Program

Voluntary: The Exchange Program will be entirely voluntary and will be open to employees holding stock options eligible for exchange in the program. Certain executive officers and employees in countries where we do not currently grant restricted stock or restricted stock units will not be eligible for the Exchange Program. Employees with stock options eligible for exchange will have an election period of at least 20 business days from the commencement of the Exchange Program in which to determine whether they wish to exchange one or more outstanding grants of eligible options (vested and unvested) for restricted stock or restricted stock units. Depending on which results in more favorable treatment to our employees in a given country, we may decide to use either restricted stock or restricted stock units, but we refer to both in this EA Action as “restricted stock rights”**.

Eligibility: Options eligible for exchange in the program will be those with exercise prices that are at least 115% of the average market closing price of our stock for the 5 business days before the date we launch the offer. For example, if the average closing price of our stock for the 5 business days before the date of commencement of the Exchange Program is $41.21, the option grants eligible for exchange will be those priced at $47.39 or higher. We believe that setting eligibility at a 15% premium above the stock price will enhance the likelihood of receiving stockholder approval because it focuses on those options that are significantly underwater.

Exchange Ratio: We expect the exchange ratios of eligible options cancelled to restricted stock rights issued to range from 3-to-1 to 4-to-1, depending on the exercise price of the options. The exchange ratios that will actually be used, however, are subject to adjustment based on our stock price at the time of the exchange.

Vesting: Vesting schedules for the newly issued restricted stock rights will range from a minimum of two years to a maximum of four years, depending on the extent to which the eligible options exchanged were vested prior to their cancellation. Even restricted stock rights received in exchange for fully vested options will be subject to the minimum vesting periods. We believe that a minimum vesting period on the newly granted restricted stock rights is necessary to fully attain the retention goal of this program. In addition, we believe it will increase the likelihood of receiving stockholder approval.

Again, specific terms of the Exchange Program (including an extensive Q&A) will be set out in detail in an “Offer to Exchange” and provided to all eligible employees if the program is approved by stockholders. Until then, you can reference the full stockholder proposal for the Exchange Program in the Company’s 2006 Proxy Statement at [link]. In addition, within the next few weeks we will follow up this EA Action with a Q&A explaining the difference between stock options and restricted stock rights.

*	“Overhang” refers to the total number of shares subject to outstanding equity awards (such as stock options and restricted stock units) as a percentage of EA’s total shares of common stock outstanding.

**	Restricted stock is an award of shares of EA common stock that remain subject to forfeiture upon termination of employment until they have vested following a specified period of employment. Restricted stock units are rights to receive shares of EA common stock on specified future dates when those rights have vested following a required period of employment.

Legal Notices

The following is important legal information, which we are required by law to include as part of this communication, and we encourage you to read it.

The Exchange Program is subject to stockholder approval at the Annual Meeting of Stockholders on July 27, 2006. If you are an EA stockholder, you should read the proxy statement provided in connection with the Annual Meeting because it contains important information. Stockholders may obtain a copy of the proxy statement and any other relevant documents free of charge at the Securities and Exchange Commission website at www.sec.gov or from EA’s Investor Relations department by calling (650) 628-7352.

EA and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed Exchange Program and Offer to Exchange. Information regarding EA’s directors and executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and our definitive proxy statement dated June 30, 2006, which have both been filed with the Securities and Exchange Commission. Information regarding the interests of such participants was included in the definitive proxy statement filed by EA on June 30, 2006.

We have not commenced the Exchange Program to which this communication pertains (and will not do so unless we receive stockholder approval at our 2006 Annual Meeting of Stockholders). Employees holding EA stock options are strongly advised to read the Offer to Exchange that will be filed on Schedule TO (Tender Offer) and other documents related to the Exchange Program to be filed with the Securities and Exchange Commission when they become available because they will contain important information. Holders of EA stock options may obtain copies of these documents free of charge, when available, at the Securities and Exchange Commission website at www.sec.gov or from EA’s Investor Relations department by calling (650) 628-7352.